Exhibit 10.21

PURCHASE AND SALE AGREEMENT

WIMBLEDON OAKS APARTMENTS

ARLINGTON, TEXAS

BETWEEN

DFW 5 – WIMBLEDON OAKS, LLC,

a Delaware limited liability company

AS SELLER

AND

RESOURCE APARTMENT OP III, LP,

a Delaware limited partnership

AS PURCHASER

December 11, 2018

REFERENCE SHEET

SELLER:	DFW 5 – WIMBLEDON OAKS, LLC,
a Delaware limited liability company

SELLER NOTICE ADDRESS:	DFW 5 – Wimbledon Oaks, LLC
c/o BBC Multifamily Holdings, LLC
One Country View Road
Malvern, Pennsylvania 19355
Attention: Leslie S. Cohn, EVP and General Counsel
Phone: (610) 355-8266
Email: lcohn@bbcgrp.com

With a copy to:	Harbert Management Corporation
200 Crescent Court, Suite 440
Dallas, Texas 75201
Attention: Adam Krug
Phone: (214) 756-6592
Email: akrug@harbert.net

With a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North, Suite 2400
Birmingham, Alabama 35203
Attention: Matthew W. Grill
Phone: (205) 254-1222
Email: mgrill@maynardcooper.com

PURCHASER:	RESOURCE APARTMENT OP III, LP,
a Delaware limited partnership

PURCHASER NOTICE ADDRESS:	Resource Apartment OP III, LP
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Attention: Shelle Weisbaum, SVP and General Counsel
Phone: (215) 832-4187
Email: sweisbaum@resourcerei.com

With a copy to:	Ledgewood, PC
2 Commerce Square
2001 Market Street, Suite 3400
Philadelphia, PA 19103
Attention: Stacy C. Bedwick, Esq
Phone: (215) 731-9450 x 106
Email: sbedwick@ledgewood.com

PROPERTY:	Wimbledon Oaks Apartments
1802 Wimbledon Oaks Lane
Arlington, Texas 76017

PURCHASE PRICE:	$25,850,000.00

APPROVAL DATE:	January 10, 2019

CLOSING DATE:	February 11, 2019

[Remainder of Page Left Intentionally Blank]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the 11th day of December, 2018 (the “Effective Date”), is made by and between DFW 5 – WIMBLEDON OAKS, LLC, a Delaware limited liability company (“Seller”), and RESOURCE APARTMENT OP III, LP, a Delaware limited partnership, or its permitted assigns (“Purchaser”).

RECITALS:

WHEREAS, Seller desires to sell certain improved real property commonly known as the Wimbledon Oaks Apartments located at 1802 Wimbledon Oaks Lane, Arlington, Texas 76017 along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing recitals and the covenants, promises and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Seller and Purchaser agree as follows:

1.	The Property.

1.1    Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, respectively, and Purchaser agrees to purchase and acquire the following (collectively, the “Property”):

1.1.1 Certain land (and subject to the provisions of Section 7 below, all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the aforesaid tract of land or for damage to such tract of land by reason of a change of grade of a street) (the “Land”) located in Tarrant County, Texas and more specifically described in Exhibit 1.1.1 attached hereto;

1.1.2 The buildings, parking areas, improvements, and fixtures now situated on the Land (collectively, the “Improvements”);

1.1.3 All furniture, personal property, machinery, apparatus, and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (excluding all Reserved Seller Assets as defined below and all personal property owned by tenants) (collectively, the “Personal Property”). Subject to Section 4.2 hereof, the Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business;

1.1.4 All of Seller’s right, title, and interest, if any, in and to all easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, (including, without limitation, all easements, rights-of-way, water rights, oil, gas, mineral and timber rights, development rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid tract of land and all trees, shrubbery and plants, and rights to growing crops), if any;

1.1.5 All of Seller’s right, title, and interest, if any, in and to any strip, gore, street or road abutting the Land to the center lines thereof;

1.1.6 The leases, occupancy agreements, licenses and other agreement for the use, possession or occupancy of the Land or the Improvements (collectively, the “Leases”) as of the Closing (as hereinafter defined), together with any refundable security, pet and other similar deposits of tenants thereunder that affect all or any portion of the Land or Improvements;

1.1.7 Subject to Section 3.3, all service, maintenance, supply or other contracts relating exclusively to the operation of the Property (the “Contracts”); and

1.1.8 All of Seller’s right, title, and interest, if any, in and to the following intangible personal property used solely in connection with the operation, use, management, and maintenance of any of the other Property: (i) all assignable land use, development and zoning entitlements, permits, approvals and licenses from any governmental authority or other person; (ii) all assignable guaranties and warranties from or against designers, vendors, suppliers or contractors of the improvements, fixtures, or other personal property, (iii) the name “Wimbledon Oaks”, but only as it relates solely to the Property and not any other property, and (iv) all assignable telephone numbers, web addresses, domain names and URLs as well as all social media accounts and logo, photo, video and e-brochures files with respect to the Property, tenant lease files, leasing and property, management and maintenance records (whether paper or electronic), and all accounting records and financial reports, other than the Reserved Seller Assets (the “Intangible Property”).

Further, notwithstanding anything hereinabove to the contrary, the sale does not include the following assets of Seller as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), royalties, accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, including any real estate tax refund (for any period prior to the Closing Date), bank accounts, claims or other rights against any present or prior partner, member, employee, manager, officer or director of Seller or their direct or indirect partners, members or affiliates, any refund in connection with termination of Seller’s existing insurance policies, all contracts between Seller and any law firm, accounting firm, property manager, leasing agent, broker, environmental consultant and other consultants and appraisers entered into prior to the Closing, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior partner or member of Seller), computer software, the internal books and records of Seller relating to contributions and distributions prior to the Closing, any software and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto (but subject to clause (iii) of Section 1.1.8 above), any development bonds, letters of credit or other collateral held by or posted with any governmental agency or other third party with respect to improvement, subdivision or development obligations concerning the Property, and any other intangible property that is not used exclusively in connection with the Property (collectively, “Reserved Seller Assets”). This paragraph is not intended to override any rights of Purchaser to any revenue allocable to Purchaser pursuant to the proration provisions of this Agreement.

1.2    “As-Is” Purchase. THE PROPERTY IS BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE DATE OF THIS AGREEMENT AND AS OF CLOSING BUT IN ALL EVENTS SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER CONTAINED IN THIS AGREEMENT, THE EXHIBITS HERETO ANNEXED, AND ANY DOCUMENTS OR INSTRUMENTS TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, THE “EXPRESS OBLIGATIONS”), ALL OF WHICH EXPRESS OBLIGATIONS (AND PURCHASER’S RIGHTS AND REMEDIES WITH RESPECT TO SAME) ARE HEREBY

EXPRESSLY PRESERVED FOR THE BENEFIT OF PURCHASER AND ARE NOT SUPERSEDED, LIMITED OR OTHERWISE MODIFIED BY ANY OF THE TERMS OF THIS SECTION 1.2 OR SIMILAR PROVISIONS WITHIN THIS AGREEMENT, SUBJECT HOWEVER TO SECTION 10.5 AND SECTION 11.6 OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND IN ANY DOCUMENTS OR INSTRUMENTS TO BE DELIVERED BY SELLER AT CLOSING, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, MEMBER, OFFICER, PERSON, FIRM, AGENT, ATTORNEY OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO (I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED AND THE REGULATIONS PROMULGATED THEREUNDER, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES); (III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; (IV) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE; OR (V) WHETHER THE PROPERTY CONTAINS ASBESTOS, MOLD, OR HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY, INCLUDING ANY INFORMATION PROVIDED WITH RESPECT TO THE OPERATION THEREOF OR ANY OTHER ASPECT RELATED TO THE TRANSACTION CONTEMPLATED HEREBY, WAS OBTAINED FROM A VARIETY OF SOURCES AND, EXCEPT FOR THE EXPRESS OBLIGATIONS, SELLER HAS MADE NO INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; THEREFORE, SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE FOR OR BOUND IN ANY MANNER BY ANY. VERBAL OR WRITTEN STATEMENT, REPRESENTATION, OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, OR OTHER PERSON, THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED INTO THE EXPRESS OBLIGATIONS, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT. THE PARTIES FURTHER AGREE THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION AND NEITHER PARTY IS RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THE EXPRESS OBLIGATIONS.

EXCEPT WITH RESPECT TO THE EXPRESS OBLIGATIONS AND PURCHASER’S RIGHTS AND REMEDIES WITH RESPECT TO SAME, SUBJECT TO SECTION 10.5 AND SECTION 11.6 OF THIS AGREEMENT, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES SELLER, SELLER’S AFFILIATES, SELLER’S INVESTMENT ADVISOR AND MANAGER, THE PARTNERS, TRUSTEES, SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, ATTORNEYS, EMPLOYEES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL DEMANDS, CLAIMS (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT), LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES,

LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN (COLLECTIVELY, “CLAIMS”), THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY, OR ANY LAW OR REGULATION APPLICABLE THERETO (INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 6901, ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901, ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251, ET SEQ.), THE SAFE DRINKING WATER ACT (49 U.S.C. SECTION 1801, ET SEQ.), THE HAZARDOUS TRANSPORTATION ACT (42 U.S.C. SECTION 6901, ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEQ.). WITHOUT LIMITING THE FOREGOING, EXCEPT WITH RESPECT TO THE EXPRESS OBLIGATIONS, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER RELEASEES FROM ANY AND ALL CLAIMS, MATTERS ARISING OUT OF LATENT OR PATENT DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS AFFECTING THE PROPERTY. AS PART OF THE PROVISIONS OF THIS SECTION 1.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES AND REGULATIONS. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS MATERIALS OR HAZARDOUS SUBSTANCES, OR OTHER ENVIRONMENTAL CONDITIONS ON OR ABOUT THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, THEN, AS BETWEEN PURCHASER AND SELLER, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL NOT BE THE RESPONSIBILITY OF SELLER.

“Hazardous Materials” or “Hazardous Substances” - shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act , 42 U.S.C. § 9601, et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) urea-formaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

PURCHASER HEREBY ACKNOWLEDGES THAT SELLER WOULD NOT AGREE TO SELL THE PROPERTY ON THE TERMS AND CONDITIONS THAT ARE SET FORTH IN THIS AGREEMENT IF PURCHASER DID NOT AGREE TO EACH AND EVERY PROVISION IN THIS SECTION 1.2.

TO THE EXTENT NOW OR HEREAFTER APPLICABLE, PURCHASER HEREBY WAIVES ITS RIGHTS, IF ANY, UNDER THE DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, EACH PARTY VOLUNTARILY CONSENTS TO THIS WAIVER.

THE PROVISIONS OF THIS SECTION 1.2 SHALL SURVIVE DELIVERY OF THE DEED AND THE CLOSING.

1.3    Intentionally Omitted.

1.4    Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Special Warranty Deed in the form attached hereto as Exhibit 9.2.1 and in the condition as described in Sections 1.2 and 3.4 and title to the Personal Property, by Bill of Sale in the form attached hereto as Exhibit 9.2.2.

2.	Price and Payment.

2.1    Purchase Price. The purchase price for the Property (the “Purchase Price”) is TWENTY FIVE MILLION EIGHT HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($25,850,000.00) U.S. dollars.

2.2    Payment. Payment of the Purchase Price is to be made in cash as follows:

2.2.1 Purchaser shall make an initial earnest money deposit with the Funding Agent (as hereinafter defined) in the amount of SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($700,000.00) (the “Deposit”) for the Property within three (3) business days of the Effective Date. Notwithstanding any provision herein to the contrary, Purchaser hereby acknowledges and agrees that $250,000 of the Deposit (the “Hard Deposit”) shall be a “hard” deposit that is non-refundable to Purchaser except as expressly set forth in this Section 2.2. The Hard Deposit shall be paid to Seller upon any termination of this Agreement by either party; provided, however, that Purchaser shall be entitled to a return of the Hard Deposit solely in the case of a termination by Purchaser for one or more of the following reasons: (I) upon a Seller default in accordance with Section 10.3 below, (II) based upon Purchaser’s objection to any title or survey matter with respect to the Property in accordance with Section 3.2 below, (III) if Purchaser provides satisfactory evidence to Seller that a Recognized Environmental Condition (as defined in ASTM standard E1527-13) exists with respect to the Property, or (IV) for casualty or condemnation in accordance with Section 7 below (each, a “Hard Deposit Exception”).

2.2.2    Intentionally Omitted.

2.2.3 The Deposit will be placed with and held in escrow by Chicago Title Insurance Company, 12404 Park Central, Suite 200S, Dallas, Texas 75251, Phone: (214) 346-7108, Attention: Barbara W. Platt, Email: Barbara.Platt@fnf.com (the “Funding Agent”), in immediately available funds in an interest-bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be wired to the Title Company (as defined below) at Closing and applied to the Purchase Price.

2.2.4 Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller FIFTY AND NO/100 DOLLARS ($50.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.5 At Closing, Purchaser shall pay the balance of the Purchase Price, subject to adjustment for the prorations and any credits as provided herein, to the Title Company for disbursement to Seller via wire transfer in immediately available funds.

2.3    Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on or before the date that is thirty (30) days following the Approval Date (as defined below), provided this Agreement is not terminated prior to such date pursuant to its terms (the “Closing Date”). Notwithstanding anything herein to the contrary, Seller shall have the right to extend the Closing Date for a period of up to ten (10) days by providing at least fifteen (15) days’ written notice to Purchaser. The Closing will take place at or through the offices of the Title Company at 10:00 a.m., CST, or at such other time and place as may be agreed upon in writing by Seller and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements in a manner consistent with this Agreement.

2.4    Not Conditional Upon Financing. Purchaser expressly agrees and acknowledges that Purchaser’s obligations hereunder are not in any way conditional upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt, financing or equity investment or otherwise). In no event shall Seller be obligated to comply with any requirements of Purchaser’s lender or investor or otherwise incur any cost, expense or liability in connection with Purchaser’s financing of the Property; provided, however, Seller will, at Purchaser’s cost and without additional liability to Seller, reasonably cooperate with Purchaser with respect to any reasonable requests of Purchaser’s lender or investors, provided that any such requests shall not be such as shall require any modification of the terms of this Agreement, including the applicable dates herein such as the Approval Date and the Closing Date.

3.	Inspections and Approvals.

3.1    Inspections.

3.1.1 Commencing on the Effective Date through the date of the Closing or earlier termination of this Agreement, Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents, consultants and representatives (“Purchaser’s Agents”) reasonable access, subject to the terms of any Leases, during normal business hours, to the Property and to the records, if any, maintained for Seller by Seller’s property management company during normal business hours. Such access shall be solely for the purposes of (i) reviewing (and scanning) Leases and Contracts and any records relating thereto; (ii) reviewing (and scanning) records relating to operating expenses and other Property operations; and (iii) inspecting the Property, including the physical condition of the Property and conducting noninvasive physical or environmental inspections of the Property. Purchaser shall not conduct or allow any physically invasive testing of, on or under the Property without first obtaining Seller’s written consent as to the timing and scope of work to be performed, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the parties acknowledge and agree that Purchaser shall be entitled to conduct reasonable and customary inspections of the Property for radon, termites, asbestos and lead-based paint. Within two (2) business days after the Effective Date, Seller shall deliver to Purchaser copies of the materials designated as “critical items” numbered 1-16 on Exhibit 3.1.1 attached hereto, and, to the extent in the possession of Seller or Property Manager (as defined below) all remaining items on Exhibit 3.1.1, except however for those items that, as indicated on Exhibit 3.1.1, will be provided at the onsite leasing office and which include Seller’s lease files.

3.1.2 Purchaser agrees that, in making any non-invasive physical or environmental inspections of the Property or in allowing the same to be made on Purchaser’s behalf on the Property, Purchaser shall carry workers compensation insurance and not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) aggregate comprehensive general liability insurance insuring all activity and conduct of Purchaser and Purchaser’s Agents while exercising such right of access and naming Seller and Balfour Beatty Communities, LLC (“Property Manager”) as additional insureds. Purchaser represents and warrants that, at all times prior to Closing, it shall carry workers compensation insurance, and not less than Two Million Dollars ($2,000,000.00) aggregate commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder, and will, prior to entry onto the Property, provide Seller with written evidence of all insurance required from Purchaser hereunder written by a reputable insurance company having a rating of at least “AV” by Best’s Rating Guide (or a comparable rating by a successor rating service). Purchaser’s Agents shall be required to have comprehensive general liability insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence and One Million Dollars ($1,000,000.00) aggregate with Seller and the Property Manager named as additional insureds.

3.1.3 Purchaser agrees that in exercising its right of access hereunder, Purchaser will use commercially reasonable efforts not to interfere with and to cause Purchaser’s Agents not to interfere with the activity of tenants or any persons occupying or providing service at the Property. In exercising its right of access hereunder, Purchaser shall employ only trained and qualified inspectors, engineers, and assessors. Purchaser shall, at least forty-eight (48) hours prior to inspection, give Seller written notice of its intention to conduct any inspections subject to the terms of any Leases, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present, including, but not limited to, any discussion with any tenants. Purchaser agrees to reasonably cooperate with any reasonable request by Seller in connection with the timing of any such inspection.

3.1.4 Unless Seller specifically and expressly agrees otherwise in writing, Purchaser agrees that except as hereinbelow stated: (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights under this Agreement; and (b) all information regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives (the “Proprietary Information”) is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, and then only upon Purchaser making such persons aware of the confidentiality restriction. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing, or the subsequent disposition or refinancing thereof. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, any Proprietary Information delivered to Purchaser by Seller or its agent via electronic transmission shall be destroyed or erased and written confirmation by Purchaser of such destruction/erasure shall be provided to Seller. Proprietary Information shall not include any information now or hereafter available in the public domain by reasons other than Purchaser’s violation of this provision. This provision shall not limit or preclude Purchaser’s ability to comply with a court order or other applicable law requiring the use or disclosure of any Proprietary Information, except however that in the event that Purchaser or any Purchaser Agent becomes legally compelled to disclose any of the Proprietary Information, Purchaser shall provide Seller with prompt prior written notice of such requirement so that Seller may seek a protective order or other appropriate remedy. Notwithstanding any other term of this Agreement, the provisions of this Section 3.1.4 shall survive Closing or the termination of this Agreement.

3.1.5 Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property to substantially the same condition that existed prior to the inspection or test which results from any inspections conducted by or on behalf of Purchaser. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all requirements of applicable law. The provisions of this Section 3.1.5 shall survive the termination or expiration of this Agreement.

3.1.6 Except as specifically set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). Except for those representations and warranties specifically set forth herein, it is the parties’ express understanding and agreement that any materials that Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except for those representations and warranties specifically set forth herein, Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7 PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER, SELLER’S AFFILIATES AND PROPERTY MANAGER FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS ONTO THE PROPERTY, (COLLECTIVELY, THE “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 3.1.7 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IN THE EVENT THAT PRIOR TO THE EFFECTIVE DATE, PURCHASER, OR (TO THE EXTENT THEN ACTING BY, THROUGH, OR UNDER PURCHASER) ANY OF ITS EMPLOYEES,

AGENTS, CONTRACTORS, CONSULTANTS, OR OTHER REPRESENTATIVES, HAVE ENTERED ONTO THE PROPERTY TO INSPECT, TEST, SURVEY OR OTHERWISE EXAMINE THE PROPERTY, AND THE RECORDS RELATING THERETO, THE INDEMNITY SET FORTH IN THIS SECTION 3.1.7 SHALL APPLY RETROACTIVELY TO THE DATE OF SUCH INSPECTIONS, TESTING, SURVEYING AND EXAMINATION. THE PROVISIONS OF THIS SECTION 3.1.7 SHALL NOT APPLY TO PRE-EXISTING CONDITIONS OR MATTERS MERELY DISCOVERED AND NOT AGGRAVATED OR EXACERBATED BY PURCHASER OR PURCHASER’S AGENT OR TO ANY MATTERS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, SELLER’S AFFILIATES, PROPERTY MANAGER OR ANY OF THEIR RESPECTIVE AGENTS.

3.1.8 Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property. If any such lien at any time shall be filed, Purchaser shall cause the same to be discharged of record within ten (10) business days after notice of same by satisfying the same or, if Purchaser, in its discretion and in good faith determines that such lien should be contested, by recording a bond. Failure by Purchaser to discharge such lien shall be a material breach of this Agreement. The provisions of this Section 3.1.8 shall survive the termination or expiration of this Agreement.

3.1.9 Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, which may be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that Seller makes no representation as to the accuracy or completeness thereof, except for the Express Obligations (including, but not limited to Section 5.1 hereof).

3.2    Title and Survey. Within one (1) business day of the execution of this Agreement, Seller shall deliver to Purchaser a copy of Seller’s existing survey of the Land and Improvements (which survey, and any update obtained by Purchaser, at Purchaser’s discretion and cost, is herein called the “Survey”). Purchaser shall also obtain, and shall cause to be delivered to Seller, a current commitment (the “Title Commitment”) for title insurance on the Land and Improvements, issued by Benchmark Title, 2007 Randall Street, Dallas, Texas 75201, Phone: (214) 485-8650, Attention: Brittney Rogers Payne, Email: brogers@bmktitle.com (the “Title Company”), together with copies of all items shown as exceptions to title therein. Purchaser shall have until such date that is five (5) days after receipt of the Title Commitment and the Survey (the “Title Notice Date”) to provide written notice to Seller of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser, which notice (the “Title Notice”) must specify curative steps necessary to cure the objections stated in the Title Notice (collectively, the “Title Objections”). In the event Seller is unable or unwilling to eliminate any one or more of the Title Objections, Seller shall so notify Purchaser in writing within three (3) days of the Title Notice Date (the “Title Response Date”), and Purchaser may, as its sole and exclusive remedy, by delivering written notice thereof within three (3) days of the Title Response Date to Seller, terminate the Agreement and receive a refund of the entire Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof. In the event that Seller fails to provide such written notice to Purchaser within three (3) days after the Title Notice Date, then, Seller shall be deemed to have elected not to cure the Title Objections for which no such notice is given unless Seller undertakes in writing to cure such matters as contemplated below. Except as hereinbelow expressly stated with respect to the Mandatory Monetary Liens, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any Title Objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Closing Date and which recites that it is in response to the Title Notice (each a “Cure Commitment”). Purchaser’s sole right with respect to any Title Objection that Seller is not required to cure hereunder shall be to elect to terminate this Agreement in accordance with the time period described above (other than continuing obligations that are expressly stated to survive the Closing or termination of this Agreement including under Sections 3.1.4 and 3.1.7 hereof) (herein called the “Surviving Obligations”), in which event the Agreement shall be deemed terminated and the Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof, shall be refunded to Purchaser. All matters shown on the Title Commitment and/or Survey and any update thereof with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” (as defined in Section 3.4), subject, however, to Purchaser’s termination right provided in Section 3.5 hereof. Notwithstanding anything hereinabove to the contrary, Seller shall be obligated at or prior to Closing, to cause the Title Company to remove any mortgage, deed of trust, deed to secure debt, judgment, lien or claim of lien that is monetary in nature, and which is capable of being satisfied at Closing (but not real property taxes and assessments which are not yet due and payable) (the “Mandatory Monetary Liens”), which Mandatory Monetary Liens may be paid off at Seller’s election from the Purchase Price, and Seller shall not be required to have executed releases of the same available at Closing so long as the Mandatory Monetary Lien that is being paid off is shown as a charge to Seller on the settlement sheet at Closing.

If after the expiration of the Title Notice Date, any subsequent updated version(s) of the Title Commitment or Survey should contain exceptions or items that were not existing and not set forth in the original version(s) of the Title Commitment and Survey, as applicable, reviewed by Purchaser, then the foregoing provisions above shall apply, as to such additional matters only, as though the updated version(s) of the Title Commitment and Survey reflecting such additional matters were those originally delivered for Purchaser’s review hereunder, except that Purchaser shall have a period of five (5) days from receipt of such updated Title Commitment and/or Survey, as applicable, to provide Seller with Purchaser’s written objections to such additional matters and a corresponding right to terminate the Agreement and receive a refund of the entire Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof. Notwithstanding the foregoing, Purchaser shall have no right to object to any additional matter that arises from the actions or omissions of Purchaser or its agents.

3.3     Contracts. On or before the Approval Date and subject as hereinafter stated, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the Contracts which are identified on Exhibit 3.3 attached hereto. Master Contracts (as hereinafter defined) and all Contracts that cannot be terminated as of the Closing Date are so noted on Exhibit 3.3. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall, immediately following the Approval Date, give written notice of termination as of the Closing Date, to the extent permitted under the applicable contract, of such disapproved contract(s) and provide copies thereof to Purchaser; provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if the actual date of termination is after the Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination (which notice shall specify the earliest termination date therein) or expiration and to assume the obligation to pay or to reimburse Seller at Closing for the payment of the termination charge. Notwithstanding anything in this Agreement to the contrary, any contract which is a national contract held by Seller or Property Manager (whether directly or pursuant to a Master Contract) shall not be assumed by Purchaser, and at or prior to Closing, Seller shall terminate all national contracts and Master Contracts as to the Property at no cost or expense to Purchaser and without any ongoing liability to the Property. As used herein, the term “Master Contract” means agreements pertaining to operations, services, maintenance, or repair of multiple properties of Seller or affiliates of Seller or the Property Manager. In addition, Seller shall be responsible, at its sole cost and expense and without any ongoing liability to the Property, for the termination as of Closing of any then existing property management agreement affecting the Property, and the same shall not be assumed by Purchaser. Notwithstanding the foregoing, (i) Seller will use commercially reasonable efforts to obtain from each applicable vendor a consent to the assignment of the Contract by Seller to Purchaser if expressly required by the applicable Contract, and (ii) Purchaser shall have no obligation to assume any Contract where Seller failed to obtain the required consent to assignment prior to the Closing Date or Seller failed to provide Purchaser with a complete copy of such contract prior to Closing; provided, however, it shall not be a condition to closing that Seller obtains any such consent(s).

3.4    Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.5 hereof following its opportunity to fully inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1 All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2 All Contracts and Leases at the Property other than (a) those Contracts not assumed by Purchaser pursuant to Section 3.3 and (b) those new contracts Purchaser elects not to assume pursuant to Section 4.3; and

3.4.3 The lien of nondelinquent real and personal property taxes and assessments for the year in which Closing occurs and for subsequent years.

All of the foregoing are referred to herein collectively as “Permitted Encumbrances”.

3.5    Purchaser’s Right to Terminate. If, as a result of its various investigations, Purchaser determines, in its sole discretion for any reason or no reason at all, not to proceed with the purchase of the Property, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before the date that is thirty (30) days following the Effective Date (the “Approval Date”) to terminate its obligation to purchase the Property. If the Termination Notice is timely given, the Deposit shall be disbursed in accordance with Section 2.2.1 hereof and neither party shall have any further liability hereunder except for the Surviving Obligations; provided, however, that in such event the Hard Deposit shall be paid to Seller unless Purchaser’s termination is expressly based on the occurrence of a Hard Deposit Exception. If the Termination Notice is not given, Purchaser shall have no further right to terminate this Agreement except as expressly set forth in this Agreement.

4.	Seller’s covenants for the period prior to Closing.

Until Closing, Seller or Seller’s agent shall:

4.1    Insurance. Keep the Property insured under Seller’s current insurance policies related to the Property.

4.2    Operation. Operate, lease, maintain and repair the Property substantially in accordance with Seller’s past practices with respect to the Property and in accordance with applicable law, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to repair the Property only if Seller so elects and then shall be obligated only to the extent of available insurance proceeds, but otherwise in accordance with Section 7. Seller shall not, prior to Closing, remove, sell or dispose of any of the substantive or material Personal Property located at and used in connection with the Property, unless it is replaced with a reasonable replacement in such condition as existed as of the time of such removal, except for obsolete items, or depletions in the ordinary course of Seller’s ownership and operation of the Premises. Subject to the prorations set forth in this Agreement, Seller shall cause all non-contested trade accounts and costs and expenses of operation and maintenance of the Property incurred prior to the Closing to be paid prior to delinquency.

4.3    New Contracts. Enter into only those contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days written notice without the payment of a penalty, premium, or fee and without any ongoing liability to Purchaser or the Property. Furthermore, no such contracts are authorized if such contracts contemplate the payment of any lump sum or upfront fee or similar “incentive” compensation. If Seller enters into any such authorized contract, it shall promptly provide written notice thereof to Purchaser together with a complete copy thereof and unless Purchaser, within five (5) days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be assumed by Purchaser at Closing. If Purchaser notifies Seller within such 5-day period, then Seller shall terminate such contract at or prior to Closing at Seller’s sole cost and expense and without any ongoing liability to the Property. Notwithstanding the foregoing, Purchaser shall not unreasonably withhold, delay or condition its consent to any construction contract that may be required by Seller in the event of a casualty at the Property, or to remediate an emergency at the Property likely to cause harm to person or property, or as may be required to comply with applicable law, ordinance, code, or regulation, including any city inspection notice.

4.4    New Leases. Seller may continue to execute new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Purchaser to the extent each are in accordance with Seller’s current practices with respect to the Property at market rents. At least three (3) days prior to the expiration of the Approval Date, Seller agrees to provide Purchaser with complete copies of any new leases entered into after the Effective Date, and at least three (3) days prior to Closing, Seller agrees to provide Purchaser with complete copies of any new leases entered into after the foregoing delivery date.

4.5    Litigation and Violation Notices. Seller shall notify Purchaser of any litigation, arbitration, administrative hearing or condemnation proceeding before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the Effective Date and of which Seller receives written notice. Seller shall promptly give Purchaser copies of all written notices received by Seller after the Effective Date asserting any breach or default under: (i) the Contracts; (ii) any violations of any licenses, permits, governmental approvals or certificates of occupancy applicable to the Property, or; (iii) any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property.

5.	Representations and Warranties.

5.1    By Seller. Seller represents and warrants to Purchaser as follows as of the Effective Date and the Closing Date:

5.1.1 Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware and in the State where the Property is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any term of its organizational documents. Seller shall have obtained by the Closing any consents necessary for it to enter into and perform its obligations under this Agreement and all documents entered into in connection herewith.

5.1.2 To the best of Seller’s knowledge, performance of this Agreement will not result in any breach of, or constitute any default under any agreement to which Seller is a party.

5.1.3 Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

5.1.4 except for customary tenant eviction, proceedings and customary rent collection efforts, there is no existing, pending, or to Seller’s knowledge threatened, litigation with respect to the Property save as disclosed in the attached Exhibit 5.1.4.

5.1.5 Seller has not received any written notice from any governmental authority claiming violation of any applicable law, ordinance, code, rule, order, regulation or requirement of any governmental authority, the requirements of any local board of fire underwriters (or other body exercising similar functions), or the provisions of the Leases or Contracts, which has not been remedied in all material respects.

5.1.6 Seller has not received, with respect to the Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property.

5.1.7 Exhibit 3.3 lists all service, maintenance, supply or other contracts relating to the operation of the Property on the date of this Agreement. There are currently no service, maintenance, supply or other contracts relating to the operation of the Property for which lump sums and upfront payments have been paid to Seller.

5.1.8 The rent roll (the “Rent Roll”) attached hereto as Exhibit 5.1.8 (which shall be updated and similarly certified for Closing) and operating statements provided by Seller to Purchaser are the same in all material respects as those used and relied upon by Seller in the ordinary course of Seller’s operation of the Property, and, to the best of Seller’s knowledge, the Rent Roll and such operating statements are true and correct in all material respects.

5.1.9 To the best of Seller’s knowledge, the Leases made available for review by Purchaser during its inspections are true, correct, and complete copies (in all material respects) of all Leases then in effect, and constitute the complete agreements (in all material respects) between landlord and tenant as to the units reflected by such Leases.

5.1.10 Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

5.1.11 To the best of Seller’s knowledge, all books, records and other information prepared by Seller or its property manager and provided to Purchaser by Seller were prepared by or for Seller in the ordinary course of its business and are the same books, records and other information used and relied upon by Seller in its operation of the Property.

Whenever a representation or warranty is made in this Agreement on the basis of the best knowledge of Seller, such representation and warranty is made with the exclusion of any facts otherwise known or disclosed to Purchaser, and is made solely on the basis of the actual current knowledge of Lou DeRogatis and/or Terri Edelman, in their capacity as Seller’s asset manager or other representative, each of who has knowledge of the day-to-day operations of the Property, and without any personal liability on the part of such individual.

5.2    By Purchaser. Purchaser represents and warrants to Seller as follows as of the Effective Date and the Closing Date:

5.2.1 Purchaser is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of its state of organization, is or prior to Closing will be authorized to do business in the State of Texas to the extent necessary, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction.

5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.4 Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

5.2.5    Neither Purchaser, nor to the best of Purchaser’s knowledge, any of its direct or indirect beneficial owners have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244, 66, Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of those persons or entities that are included on any terrorists of terrorist organizations lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Treasury Department’s Office of Foreign Asset Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, all as may be amended from time to time. Neither Purchaser nor any of its -direct or indirect beneficial owners is a person described in Section 1 of the Anti-Terrorism Order or whose name appears on the most current list of Specifically Designated Blocked Persons prepared by the U.S. Treasury Department’s Office of Foreign Asset Control.

5.3    Brokers. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property to Purchaser who is entitled to payment of a commission on Closing, except for Holliday Fenoglio Fowler, L.P. (“Seller’s Broker”), who will be paid by Seller pursuant to a separate written agreement between Seller and Seller’s Broker. SELLER AND PURCHASER AGREE THAT EACH WILL INDEMNIFY, DEFEND AND HOLD THE OTHER FREE AND HARMLESS FOR, FROM AND AGAINST THE CLAIMS OF ANY OTHER BROKER(S), REPRESENTATIVE(S), EMPLOYEE(S), AGENT(S) OR OTHER INTERMEDIARY(IES) CLAIMING TO HAVE REPRESENTED SELLER OR PURCHASER, RESPECTIVELY, OR OTHERWISE TO BE ENTITLED TO COMPENSATION IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITHTHE SALE OF THE PROPERTY, THE OBLIGATION OR ASSERTED CLAIM FOR WHICH ARISES BY, THROUGH OR UNDER ACTIONS TAKEN OR CLAIMED TO BE TAKEN BY THE INDEMNIFYING PARTY. The terms and provisions of this Section 5.3 shall survive Closing hereunder.

6.	Costs and Prorations.

6.1    Purchaser’s Costs. Purchaser shall pay the following costs of closing this transaction:

6.1.1 The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser in connection with the closing of this transaction, if any;

6.1.2 the cost of any mortgagee policy, extended coverage or special endorsements required by Purchaser, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by the Title Company in the event a title insurance policy is not issued;

6.1.4 The cost of any update or recertification of the Survey;

6.1.5 Any and all recording fees except as stated in Section 6.2.4 below;

6.1.6 One half (1/2) of the Title Company’s escrow fees; and

6.1.7 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

This Section 6.1 shall survive the Closing or earlier termination of this Agreement.

6.2    Seller’s Costs. Seller shall pay the following costs of closing this transaction.

6.2.1 The fees and disbursements of Seller’s counsel in connection with the closing of this transaction;

6.2.2 Any and all sales or use taxes or other taxes relating to the transfer of personal property to Purchaser;

6.2.3 The cost of the base premium due for Purchaser’s owner’s policy of title insurance for the Property in the amount of the Purchase Price; and

6.2.4 The cost of recording the Deed and any satisfaction, release or similar document in connection with removal of the Mandatory Monetary Liens; and

6.2.5 One half (1/2) of the Title Company’s escrow fees.

This Section 6.2 shall survive the Closing or earlier termination of this Agreement.

6.3    Prorations. The following shall be prorated as of 11.59 p.m. CST on the day immediately preceding the Closing Date and be adjusted against the Purchase Price due at Closing: (a) rents and any other amounts actually collected from tenants and other persons using or occupying the Property as of the Closing Date; (b) utility charges including sewer charges (utility charges shall be prorated based on the last reading of meters prior to Closing performed at Seller’s request, if possible) and normally prorated operating expenses for the month of Closing that are actually paid as of the Closing Date subject however to Section 6.5 below with respect to ratio utility billing systems (RUBS); and (c) amounts owed by Seller or paid for the month of Closing under the Contracts described in Section 3.3 hereof as of the Closing Date (on the basis of the fiscal year or billing period of the person levying or charging for the same). Leasing commissions or finder’s fees (if any) shall be paid in full by Seller for each lease entered into after the Effective Date and prior to Closing. Within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment based upon the above proration provisions for such rents collected or charges paid which accrued or were incurred prior to the Closing Date, but not billed or paid at that date, including any bills that were not available as of the Closing Date but relate to. expenses incurred prior to the Closing Date and thereafter paid. Except as otherwise stated in this Agreement, all prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month. The terms of this Section 6.3 shall survive Closing as necessary to accommodate the post-Closing adjustments contemplated herein. Seller and Purchaser shall endeavor to cause the Title Company to prepare draft closing statements containing the prorations and adjustments described in this Section 6 and deliver the same together with invoices or bills for all prorated expenses and other reasonable backup information from Seller no later than 3:00 p.m. CST two (2) business days prior to the Closing Date.

6.4    Taxes. General real estate taxes, personal property taxes (if any) and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of 11.59 p.m. CST on the day immediately preceding the Closing Date and on the basis of the fiscal year of the authority levying the same. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be based upon the current tax rate for taxes assessed for the immediately preceding year, and the current appraised value for the Property issued by the County Appraisal District, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. The parties expressly acknowledge and agree that it is a condition of this sale that in no event shall Seller be charged with or liable for any increase in taxes (“Additional Taxes”) on the Property resulting from any change in use of such Property after Closing, or from any improvements made after the Closing, or any Leases entered into after Closing, or from any change of ownership of the Property pursuant to this Agreement, or from the removal by the taxing authorities of any tax exemption status given to any prior owner of the Property, or howsoever otherwise arising, including without limitation any other rollback or equivalent taxes on the Property for the year of the Closing or any prior years and in no event shall Seller have any liability for payment of any Additional Taxes, and all such liability, if any, is expressly assumed by Purchaser hereunder. PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING) TO INDEMNIFY, DEFEND, AND HOLD SELLER AND SELLER’S AFFILIATES FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ARISING OUT OF ANY FAILURE BY PURCHASER TO BE RESPONSIBLE FOR AND TIMELY PAY SUCH ADDITIONAL TAXES (IF ANY). The terms of this Section 6.4 shall not merge with the Deed delivered hereunder but shall survive the Closing. To the extent applicable to the Property, the following disclosure is made pursuant to Section 5.010 of the Texas Property Code for the purpose of complying with the provisions thereof and is not intended to and does not alter or affect the rights and obligations of Purchaser and Seller:

NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES

If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for the appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the land. The taxable value of the land and the applicable method of appraisal for current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

6.5    RUBS. Purchaser shall be responsible for the billing and collection of any reimbursable utility charges from the tenants with respect to all periods after the Closing Date. During the one hundred twenty (120) day period after the Closing Date, Purchaser shall use commercially reasonable efforts in the ordinary course of Purchaser’s operation of the Property to collect unpaid, reimbursable utility charges from the tenants with respect to all periods prior to the Closing Date and shall promptly pay over such collected sums to Seller. Purchaser’s obligations under this Section shall terminate one hundred twenty (120) days after the Closing.

6.6    Delinquent Rentals. For purposes of this Agreement, rentals are considered delinquent (“Delinquent Rentals”) when payment thereof is due on or prior to Closing but has not been made as of 11.59 p.m. CST on the day immediately preceding the Closing Date. Delinquent Rentals shall be separately prorated in accordance with the remainder of this Section between Purchaser and Seller as of Closing, outside of escrow, but not until they are actually collected by Purchaser. During the one hundred twenty (120) day period after the Closing Date, Purchaser shall use commercially reasonable efforts in the ordinary course of Purchaser’s operation of the Property to collect any Delinquent Rentals. After Closing, Seller shall not take any action against an existing tenant owing Delinquent Rentals; provided, however, Seller shall be entitled to commence and prosecute legal proceedings against any former tenant of the Property who is no longer in occupancy at the Property and no longer the party to any Lease not yet terminated, concerning the collection of Delinquent Rentals. Delinquent Rentals collected by Purchaser, net of the reasonable third party costs of collection (including reasonable attorneys’ fees), shall be applied as follows: first, against any amount due and owing for the month in which Closing occurs; second, against any amount then currently due; and third, against any amount due for the period prior to Closing. For purposes hereof, “amounts currently due” shall mean and refer to amounts which would be due for any month in which such payment is received. Purchaser agrees that any payments due to Seller as a result of collected Delinquent Rentals shall be payable upon receipt thereof. Title Company as the escrow holder shall have no responsibility for the post-Closing proration of Delinquent Rentals. Purchaser’s obligations under this Section shall terminate one hundred twenty (120) days after the Closing.

6.7    Security Deposits. At Closing, Purchaser shall be entitled to a credit against the Purchase Price equal to the aggregate amount of all current security deposits and other refundable tenant deposits in connection with the Property under the Leases, which have not been applied by Seller, as landlord, prior to Closing to the extent permitted under the applicable Lease(s), including (without limitation) the full amount of all deposits for the return of which the applicable landlord could be held accountable under the Leases in effect as of the date of Closing.

6.8     Rent Ready Credit. Not more than two (2) business days prior to Closing (the “Walk Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $750.00 per unit. As used herein, “‘rent ready’ condition” shall mean ready in accordance with Seller’s normal practices and procedures as of the Effective Date.

6.9    In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Tarrant County, Texas. All post-Closing payment obligations under this Agreement shall survive the Closing and shall not merge with the Deed.

6.10    Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom to the extent properly allocable to any period through 11.59 p.m. CST at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income properly allocable to any period thereafter.

7.	Damage, Destruction or Condemnation.

If, after the Effective Date and before the Closing, all or any part of the Property is destroyed or damaged (a “Casualty”), or becomes subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof in writing (a “Seller’s Notice”). If the damage or taking is material (as defined below), Purchaser may elect to terminate this Agreement by delivering a written notice thereof to Seller at any time prior to the date that is ten (10) business days after Purchaser’s receipt of a Seller’s Notice, time being of the essence and receive a refund of the entire Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof. If the damage or taking is not material, or if, in the case that the damage or taking is material, either Purchaser elects in writing to proceed with Closing or Seller does not receive written notice from Purchaser of Purchaser’s termination of this Agreement at any time on or prior to the date that is ten (10) business days after Seller’s delivery of a Seller’s Notice, then the parties shall proceed with the Closing without any reduction in the Purchase Price (except only for a credit in the amount of the deductible (if any) applicable to the claim for such damage or destruction); provided, however, that in such event, Purchaser shall be entitled to all insurance proceeds to which Seller may actually collect, less Seller’s costs of collection and any costs actually incurred by Seller for demolition, site cleaning, restoration or other repairs to the extent the foregoing are performed in a good and workmanlike manner (collectively, “Seller’s Costs”) or all condemnation awards payable to Seller as a result of such damage or taking (as the case may be), less Seller’s Costs, if applicable, and, to the extent the same are applicable, Seller shall either (a) assign to Purchaser at Closing Seller’s rights to any such condemnation or eminent domain awards and pay to Purchaser at Closing any such awards already received (not exceeding the amount of the Purchase Price), less Seller’s Costs, as applicable, or (b) assign to Purchaser at Closing all of Seller’s rights to the insurance proceeds associated with the damage or destruction at issue and, as applicable, pay to Purchaser at Closing any such proceeds already received not to exceed the amount of the Purchase Price, and less any costs, fees and expenses reasonably expended by Seller prior to Closing towards the repair of the damage or destruction at issue; and/or file a claim for the applicable damages under any available insurance policies, use good faith, commercially reasonable efforts to negotiate and settle such claim in substantially the same manner that Seller would have done so for its own account, and promptly pay over to Purchaser any insurance proceeds that Seller actually collects in respect thereof, less Seller’s Costs.

In any event, Purchaser acknowledges and agrees that Seller shall not be required to file, maintain or participate in any suit, proceeding or action against any of its insurers, nor shall Seller be required to provide Purchaser access to, or a copy of, any portion of its casualty or other insurance policies except only as reasonably necessary in connection with a claim under such policy. For the purposes of this Section 7, damage or other casualty shall be considered to be “material” if the estimated cost to repair or restore the Property exceeds $500,000. A condemnation or other taking, shall be considered “material” if (i) the estimated cost to repair or restore the Improvements to the condition in which they existed immediately prior to such taking exceeds $500,000; (ii) the taking (after accounting for repairs and restoration to be completed by Purchaser with the awards paid to Purchaser) will have a material, adverse effect on the value, marketability, ownership and/or operation of the Property (in the manner owned and operated immediately prior to the taking); (iii) it prohibits, as a matter of applicable law, the rebuilding or repair of the number of parking spaces or Improvements substantially as they currently exist; or (iv) it materially alters or limits access to the Property from a publicly-dedicated street. If Purchaser timely elects to terminate this Agreement under this Section 7, then upon the exercise of such option by Purchaser, this Agreement shall become null and void, the entire Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof, shall be immediately returned to Purchaser, and neither party shall have any further liability or obligations hereunder, except for the Surviving Obligations. Seller and Purchaser hereby agree that the Uniform Vendor and Purchaser Risk Act, Section 5.007 of the Texas Property Code, shall not be applicable to this Agreement or the transaction contemplated hereby.

Notwithstanding anything to the contrary contained above in this Section 7, in the event that a Casualty shall occur with respect to the Property, and all or a portion of the losses resulting therefrom (but not including any deductibles) are not covered by the property or casualty insurance maintained by Seller with respect to the Property or if Seller is unable to assign its claim to such insured casualty, then, within ten (10) days after Seller gains knowledge of such Casualty, Seller shall notify Purchaser that: (i) Seller shall provide Purchaser with a credit against the Purchase Price in the amount of the reasonable estimated costs for the repair or restoration of the affected Property by such Casualty, (ii) that Seller has elected to terminate this Agreement by reason of the occurrence of such Casualty, or (iii) that Seller has elected to provide Buyer the right to terminate this Agreement by reason of the occurrence of such Casualty, regardless of materiality. In the event that Seller fails to provide any such notice within such ten (10) day period, Seller shall be deemed to have elected to proceed in accordance with clause (iii) of the preceding sentence. In the event that Seller proceeds in accordance with clause (i) above, then the parties shall proceed to Closing (subject to the terms of this Agreement), and Seller shall provide Purchaser with the applicable credit against the Purchase Price. In the event that Seller elects to proceed in accordance with clause (ii) above, then the Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof, shall be refunded to Purchaser and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. In the event that Seller elects to proceed in accordance with clause (iii) above, then Purchaser shall have the right, within ten (10) days after the date on which Seller notifies Purchaser of such election, to (x) terminate this Agreement by written notice to Seller, in which case the Deposit, including the Hard Deposit pursuant to Section 2.2.1 hereof, shall be refunded to Purchaser and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (y) proceed to Closing without any credit against or deduction from the Purchase Price. If Purchaser fails to provide any such notice within such ten

(10) day period, then Purchaser shall be deemed to have elected to proceed in accordance with clause (x) above. If the Closing is scheduled to occur within one of the election periods of the parties described above, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the applicable election period(s).

8.	Notices.

Any notice required or permitted to be given hereunder shall be deemed to be given: (a) when hand delivered, (b) one (1) business day after pickup by UPS, Federal Express, or similar overnight express service, (c) on the date of sending by email transmission, provided that a copy is also delivered one (1) business day later by UPS, Federal Express, or similar overnight express service, in each case addressed to the parties at their respective addresses set forth on the Reference Sheet at the beginning of this Agreement, or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Notices given by counsel for Seller or Purchaser as applicable shall be deemed effective as to the party on whose behalf such notice, is given. Effective notice will be deemed given only as provided above.

9.	Closing and Escrow.

9.1    Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Funding Agent to serve as the instructions to the Funding Agent as the escrow holder for consummation of the transaction contemplated herein.

9.1.1 The Funding Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Agreement. The Funding Agent shall invest the Deposit in such short-term, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as the Funding Agent, in its reasonable discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Agreement.

9.1.2 The Funding Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be wired to the Title Company and applied against the Purchase Price, or released pursuant to Section 10.2, Section10.3, or any other provision of this Agreement, (ii) Purchaser’s termination of the Agreement pursuant to Section 3.2, Section 3.5, Section 7 or Section 10.3, or (ii) the date on which the Funding Agent shall be authorized to disburse the Deposit as set forth in Section 9.1.3. In any event, the Funding Agent’s release of the Hard Deposit shall be subject to the terms of Section 2.2.1. The tax identification numbers of the parties shall be furnished to the Funding Agent upon request.

9.1.3 If prior to the Closing Date either party makes a written demand upon the Funding Agent for payment of the Deposit, the Funding Agent shall give written notice to the other party of such demand. If the Funding Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Funding Agent is hereby authorized to make such payment. If the Funding Agent does receive such written objection within such five (5) business day period, the Funding Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment by a court of competent jurisdiction. However, the Funding Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. The Funding Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, the Funding Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

9.1.4 The parties acknowledge that the Funding Agent is acting solely as a stakeholder at their request and for their convenience, and that the Funding Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence. SELLER AND PURCHASER JOINTLY AND SEVERALLY SHALL INDEMNIFY AND HOLD THE FUNDING AGENT HARMLESS FROM AND AGAINST ALL COSTS, CLAIMS AND EXPENSES, INCLUDING REASONABLE ATTORNEY’S FEES, INCURRED IN CONNECTION WITH THE PERFORMANCE OF THE FUNDING AGENT’S DUTIES HEREUNDER, EXCEPT WITH RESPECT TO ACTIONS OR OMISSIONS TAKEN OR SUFFERED BY THE FUNDING AGENT IN BAD FAITH, IN WILLFUL DISREGARD OF THIS AGREEMENT OR INVOLVING GROSS NEGLIGENCE ON THE PART OF THE FUNDING AGENT.

9.1.5 The parties shall deliver to the Funding Agent an executed copy of this Agreement, which shall constitute the sole instructions to the Funding Agent, except only with respect to such additional instructions as may be provided on Closing to the Funding Agent by counsel for each of Purchaser and Seller, and which shall, in all material respects, be consistent with the terms of this Agreement. The Funding Agent shall execute the signature page for the Funding Agent attached hereto solely with respect to the provisions of this Section 9.1; provided, however, that (a) the Funding Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of the Funding Agent will not be necessary to amend any provision of this Agreement other than this Section 9.1.

9.1.6 The Title Company, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, the Title Company agrees to be responsible for losses resulting from the Title Company’s failure to file the reports that the Title Company is required to file pursuant to this section.

9.2    Seller’s Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following documents:

9.2.1 A Special Warranty Deed to the Property, in the form attached hereto as Exhibit 9.2.1, duly executed and acknowledged by Seller (the “Deed”) and a quitclaim deed, executed and acknowledged by Seller, conveying title using the legal description of the Land taken from the updated Survey for such purpose (the “Quitclaim Deed”).

9.2.2 A Bill of Sale in the form attached hereto as Exhibit 9.2.2 duly executed by Seller conveying the Personal Property.

9.2.3 (i) An updated Rent Roll certified by Seller in a manner commensurate with the Seller representation at Section 5.1.8, (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; (iii) updated operating statements for the Property for the month immediately prior to Closing; and (iv) an assignment of such leases, deposits, and prepaid rents by way of an Assignment and Assumption of Leases agreement in the form attached hereto as Exhibit 9.2.3 duly executed by Seller.

9.2.4 An assignment of Contracts and Intangible Property to be assumed by Purchaser to Purchaser by way of an Assignment and Assumption of Contracts and Intangible Property agreement, in the form attached hereto as Exhibit 9.2.4 duly executed by Seller.

9.2.5 All books and records at the Property held by or for the account of Seller, including, without limitation, plans and specifications, as available.

9.2.6 An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6 duly executed by Seller, or an affiliate of Seller as permitted by law.

9.2.7 A letter notifying tenants of the conveyance of the Property in the form attached hereto as Exhibit 9.2.7 duly executed by Seller (the “Tenant Notice Letter”).

9.2.8 An affidavit and certificate as to parties in possession and debts and liens in a form reasonably acceptable to Seller and the Title Company, duly executed by Seller.

9.2.9 An executed signature page to a closing statement (the “Closing Statement”) reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

9.2.10 Such instruments and documents relating to the organization, existence, good standing and authority of Seller as the Title Company shall reasonably require.

9.2.11 A certification that all of Seller’s representations and warranties set forth herein are true and correct as of the Closing Date duly executed by Seller.

9.2.12 A Termination of Management Agreement executed by Seller and the current property manager terminating the property management agreement as of the Closing Date and confirming that all amounts due to property manager under such agreement have been paid in full.

9.2.13 Customary and reasonable affidavits, certificates and gap indemnities required by the Title Company to issue the owner’s and lender’s title policies in form reasonably acceptable to Purchaser.

9.3    Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay Seller the Purchase Price in accordance with this Agreement; and (ii) execute the agreements referred to in Sections 9.2.3, 9.2.4 and 9.2.9, (iii) deliver a certification that all of Purchaser’s representations and warranties set forth herein are true and correct as of the Closing Date duly executed by Purchaser, and (iv) and provide such other documents as are reasonably necessary to consummate the transactions contemplated in accordance with the terms of this Agreement.

9.4    Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing, subject only to the Permitted Encumbrances.

9.5    Insurance. Seller shall terminate its policies of insurance as of the Closing Date, and Purchaser shall be responsible for obtaining its own insurance on the Closing Date.

9.6    Tenant Notice. Upon Closing, Seller, at its sole cost and expense, shall deliver a copy of Seller’s Tenant Notice Letter, together with a separate written notice individually addressed to each tenant at the Property advising such tenant of the change in ownership of the Property and identifying the amount of such tenant’s security deposit transferred or credited to Purchaser in accordance herewith and otherwise satisfying the requirements of the Texas Property Code. PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES AND LIABILITIES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION THEREWITH) ARISING OUT OF OR RESULTING FROM (I) THE SECURITY DEPOSITS CREDITED TO PURCHASER IN ACCORDANCE HEREWITH OR (II) PURCHASER’S FAILURE TO COMPLY WITH THE TERMS OF THIS SECTION 9.6. The terms of this Section 9.6 shall survive the Closing.

9.7    Conditions to Purchaser’s Closing Obligations. Purchaser’s obligations at Closing are subject to the satisfaction, in Purchaser’s sole and absolute discretion, of the following conditions, provided that Purchaser may waive, at its election, upon written notice any or all of such conditions on or prior to the Closing:

9.7.1 Seller shall have performed all of the material obligations required to be performed by Seller under this Agreement.

9.7.2 Seller’s representations and warranties contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

9.7.3 Seller shall have executed and delivered or caused to be executed and delivered to Purchaser and/or the Title Company, as herein provided, all documents, instruments and information required hereby to be delivered by Seller.

If any condition set forth in this Section 9.7 is not met, Purchaser may (a) terminate this Agreement prior to Closing, or (b) waive any such condition and proceed to Closing on the Closing Date with no offset or deduction against the Purchase Price, or (c) if the failure of the condition to be met constitutes, or is the result of, a breach or default by Seller, then Purchaser may exercise its remedies under Section 10.3.

9.8    Conditions to Seller’s Closing Obligations. Seller’s obligations at Closing are subject to the satisfaction, in Seller’s sole and absolute discretion, of the following conditions, provided that Seller may waive, at its election, upon written notice any or all of such conditions on or prior to the Closing.

9.8.1 Purchaser shall have performed all of the material obligations required to be performed by Purchaser under this Agreement.

9.8.2 Purchaser has paid the Purchase Price (as adjusted for prorations and credits described herein) into escrow with Title Company.

9.8.3 Purchaser’s representations and warranties contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

9.8.4 Purchaser shall have executed and delivered or caused to be executed and delivered to Seller and/or the Title Company, as herein provided, all documents, instruments and information required hereby to be delivered by Purchaser.

If any condition set forth in this Section 9.8 is not met, Seller may (a) terminate this Agreement prior to Closing, or (b) waive any such condition and proceed to Closing on the Closing Date, or (c) if the failure of the condition to be met constitutes, or is the result of, a breach or default by Purchaser, then Seller may exercise its remedies under Section 10.2.

10.	Default; Failure of Condition.

10.1 Intentionally Omitted.

10.2 Purchaser Default. If Purchaser shall become in breach of or default under this Agreement in any material respect and the breach or default continues beyond the expiration of the cure period, if any, provided in Section 11.6 hereof, and Seller thereafter terminates this Agreement pursuant to Section 11.6, then, subject as hereinbelow stated in this Section 10.2, and none of the following circumstances exist: (a) a default by Seller and the expiration of the cure period, if any, provided under Section 11.6 hereof; (b) the existence of a Pending Default (as defined in and contemplated by Section 11.6); or (c) any other provision of this Agreement which permits Purchaser to terminate this Agreement or otherwise relieves Purchaser of the obligation to convey the Property; then as its sole and exclusive remedy for such breach or default, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations. Seller and Purchaser agree that payment to Seller of the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture. In order for a breach or default to arise in connection with the inaccuracy of any representation or warranty by Purchaser herein, the representation or warranty must fail to be true or correct in a material respect. Notwithstanding anything to the contrary in this Agreement, the indemnity obligations of the Purchaser under this Agreement and Seller’s rights to recover costs, fees and expenses under Section 11.9 are separate and distinct obligations of the Purchaser that are not subject to the liquidated damage provisions contained in this Section 10.2. Furthermore, Seller, in connection with any action or proceeding relating to or enforcing this Section 10.2 or collecting and/or retaining the Deposit, may recover from Purchaser any prevailing party attorney fees or costs to which Seller may be entitled pursuant to Section 11.9 below.

10.3 Seller Default. If Seller shall become in breach of or default under this Agreement in any material respect and the breach or default continues beyond the expiration of the cure period, if any, provided in Section 11.6 hereof, or Seller shall refuse or fail to convey the Property as herein provided and none of the following circumstances exist: (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 11.6 hereof; (b) the existence of a Pending Default (as defined in and contemplated by Section 11.6); or (c) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the Property; then Purchaser shall elect as its sole and exclusive remedy hereunder either (i) to terminate this Agreement and recover the Deposit in its entirety, including the Hard Deposit pursuant to Section 2.2.1 hereof, together with reimbursement from Seller for all of Purchaser’s actual, third-party costs and expenses incurred in connection with its intended acquisition of the Property or financing thereof, in amount not to exceed SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00); or (ii) within sixty (60) days of Seller’s default, to enforce Seller’s obligations to convey the Property by delivering written notice to Seller which describes such default and states Purchaser’s election to enforce specific performance and actually filing suit within such 60-day period, provided that no such action in specific performance shall seek to require Seller to do any of the following: (1) change the condition of the Property or restore the same after any fire or other casualty; (2) expend money or post a bond to remove a title encumbrance (other than a Mandatory Monetary Lien) or defect or correct any matter shown on a survey of the Property; or (3) secure any permit, approval, or consent with respect to the Property. Except as expressly permitted by this Section 10.3, and Section 10.5, Section 11.9 and Section 11.16, Purchaser waives any right to receive damages as a result of Seller’s default. Notwithstanding anything to the contrary in this Agreement, the indemnity obligations of the Seller under this Agreement, and Purchaser’s rights to recover costs, fees and expenses under Section 11.9 are separate and distinct obligations of the Seller that are not subject to the remedy limitations provisions contained in this Section 10.3.

10.4 Intentionally Omitted.

10.5 Limitation of Liability. No direct or indirect partner, shareholder or member in either Purchaser or Seller, nor agent of Purchaser or Seller, nor any advisor, trustee, director, officer, employee, beneficiary, partner, affiliate, shareholder, participant, representative or agent of any of the foregoing shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any direct or indirect partner or member in Seller, nor any obligation of any direct or indirect partner or member in Seller to restore a negative capital account or to contribute capital to Seller (or to any other direct or indirect partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other direct or indirect partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner’s or member’s obligations to restore or contribute). Further, notwithstanding anything to the contrary contained herein, and without limiting the foregoing, Purchaser may not bring any action against Seller for a breach of any representation, warranty, indemnity or covenant of Seller contained in this Agreement or in any agreement delivered by Seller to Purchaser at Closing (a “Seller Contract Breach”) unless and until the aggregate amount of all liability and losses relating to the Property and arising out of any such breach exceeds TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00), it being Seller’s and Buyer’s desire to curtail any frivolous lawsuits. In addition, in no event will Seller’s liability for any and all Seller Contract Breach(es) exceed an amount equal to SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00), and Purchaser hereby waives all claims for damages from a Seller Contract Breach in excess of such amount. Further, in no event whatsoever will either party be entitled to recover, and hereby waive the right to seek, any punitive, incidental, special, exemplary, consequential (including, without limitation, claims for lost profits) or speculative damages. The provisions of this Section 10.5 shall survive the Closing or the termination of this Agreement.

11.	Miscellaneous.

11.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

11.4 Assignability. Except for an assignment to an affiliate of Purchaser with notice of same to Seller, at least five (5) business days prior to Closing and a copy of the executed assignment and assumption agreement, Purchaser may not assign this Agreement without first obtaining Seller’s written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment at least twenty (20) days prior to the Closing Date; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee; and (4) provide Seller for approval with a copy of the proposed assignment and assumption agreement. An “affiliate” as used in this Section 11.4 is (i) any entity that controls, is controlled by, or is under common control with Purchaser; or (ii) an entity organized by Purchaser, together with its additional equity investment partner(s), specifically for the purpose of acquiring the Property. Seller may not assign this Agreement without the prior written consent of Purchaser.

11.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to terminate this Agreement by providing written notice of such termination to the other party, but only if the alleged breach, default or failure is not cured by the defaulting party within ten (10) days after written notice from the complying party regarding same. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date. In the event either party is unable to cure its Pending Default within ten (10) days of the scheduled Closing Date, the other party shall be entitled to exercise its remedies set forth in Sections 10.2 and 10.3 herein.

11.7 No Public Disclosure. From the Effective Date until thirty (30) days after the Closing: (a) neither Purchaser nor Broker will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to this transaction, or otherwise announce or disclose or cause or permit to be announced or disclosed this transaction if the identity of Seller or the Purchase Price is mentioned without first obtaining the written consent of Seller which shall not be unreasonably withheld, conditioned or delayed, and (b) Seller may not disclose the identity or involvement of Purchaser or the Purchase Price without first obtaining the written consent of Purchaser. Accordingly, and notwithstanding any provision of this Contract or the provisions of any other existing agreement between the parties hereto to the contrary, both Seller and Purchaser may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation including without limitation, filings with the U.S. Securities and Exchange Commission. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements or from notifying the current tenants of the Real Property of such sale.

11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

11.9 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, or should any action or proceeding involving the parties arise that is in any way related to this Agreement and/or the Property, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all of the prevailing party’s reasonable costs, charges and expenses, including attorneys’ fees and expenses and court costs, expended or incurred in connection therewith. The provisions of this Section 11.9 shall survive the Closing and any termination of this Agreement. The costs, charges, and expenses recoverable by the prevailing party shall include attorneys’ fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceedings, (c) garnishment, levy and debtor and third-party examination, (d) discovery, and (e) bankruptcy litigation, including, without limitation, all motions, adversary proceedings and contested and uncontested matters in a case under Title 11 of the U.S. Code, where a party has appeared through counsel to protect its interests under the Bankruptcy Code. This Section is intended to be expressly severable from the other provisions of this Agreement, is intended to survive any judgment and is not to be deemed merged into the judgment.

11.10 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.11 Time of Essence. Time is of the essence in this Agreement.

11.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.13 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.14 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser.

11.15 Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection. Seller shall be allowed to continue any tax protest or appeal existing as of the Effective Date and to the extent that such protest or appeal continues beyond the Closing Date, then Purchaser shall reasonably cooperate with Seller’s continuance of the same, including providing any necessary consent therefor to the extent required by the taxing authorities. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, and Purchaser shall be entitled to and shall receive any refund of taxes applicable to the period after the Closing Date, net of Seller’s costs, fees and expenses as hereinbelow described. All real estate tax refunds and credits received after Closing with respect to the Property shall be applied first toward reimbursement of all actual, unaffiliated third party out of pocket costs, fees and expenses (including attorneys’ fees and expenses) incurred in connection with obtaining such tax refund or credit, and thereafter apportioned between Seller (with respect to all periods through and including the Closing Date) and Purchaser (with respect to all periods after the Closing Date). Any real estate tax refund paid by the taxing authorities directly to Purchaser with respect to the period prior to the Closing Date, shall, within ten (10) days of receipt thereof, be paid in full by Purchaser to Seller. Any real estate tax refund paid by the taxing authorities directly to Seller with respect to the period after the Closing Date, shall, within ten (10) days of receipt thereof, be paid in full by Seller to Purchaser, net of Seller’s costs, fees and expenses as aforesaid. The terms of this Section 11.15 shall survive Closing and shall not merge with the Deed.

11.16 Survival Period. In the event that following Closing Purchaser discovers any material untruthfulness or material inaccuracy of any of Seller’s representations, covenants and warranties hereunder, Purchaser’s sole remedy shall be to file suit for actual damages in accordance with the provisions set forth below; provided, however, that Purchaser’s right to make a claim against Seller for a breach of an indemnity obligation (other than Seller’s indemnity under Section 5.3), representation, warranty or covenant under this Agreement, the Exhibits attached hereto (other than the Deed) or any document or certificate executed by Seller in connection with this Agreement (a “Claim”) shall expire nine (9) months after the Closing and delivery of the Deed (“Survival Date”) and may not be asserted as to any matter as to which Purchaser had actual knowledge prior to Closing. As to any Claim, Purchaser must: (i) notify Seller of the existence of the Claim in question, which notification (a “Claim Notice”) shall contain a reasonable description of the nature of the Claim or the facts, circumstances, conditions or events then known to Purchaser which give rise to the claim in question; and (ii) institute legal proceedings in a court of competent jurisdiction within sixty (60) days after the Survival Date (“Judicial Proceedings Date”). Any Claim for which a Claim Notice is not delivered by Purchaser to Seller on or prior to the Survival Date or for which legal proceedings are not instituted on or prior to the Judicial Proceedings Date shall be deemed to have been waived by Purchaser and rendered null and void and of no further force or effect. All Claims made by Purchaser under or with respect to this Agreement or the matters contained herein, shall be subject to the provisions of Section 10.5 of this Agreement. For matters disclosed or discovered prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 10.4. The terms of this Section 11.16 shall survive the Closing.

11.17 No Processing. Without Seller’s prior written consent, until the Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof, or have any communications with any governmental agency or official relating to the condition (environmental or otherwise) of the Property, provided however that Purchaser may (a) contact any governmental taxing authority and representatives of any police and fire departments regarding the Property, and (b) request from the applicable municipality in which the Property is located, copies of documents in the possession of such municipality and available for review and use by members of the public and letters of compliance with zoning, or other applicable laws and ordinances provided however that in no event shall Purchaser or any Purchaser Agent or any person making inquiry on behalf of Purchaser request or cause an inspection of the Property by any governmental or quasi-governmental agency to occur prior to Closing. Nothing herein contained shall mean or imply that Purchaser may, prior to Closing, make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof without Seller’s prior written consent which may be withheld in Seller’s sole discretion.

11.18 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Central Standard Time (CST).

11.19 Electronic or Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or electronic transmission (pdf) shall be valid and effective to bind the party so signing. Each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept the telecopied or electronically transmitted signature of the other party to this Agreement.

11.20 Condominium Conversions.

11.20.1 PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND SELLER’S AFFILIATES HARMLESS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, CAUSES OF ACTION, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER AND OF ANY KIND OR NATURE, WHETHER IN CONTRACT OR OTHERWISE, AND WHETHER ARISING UNDER STATUTORY LAW, AND WHETHER ARISING UNDER STATUTES IN EFFECT IN THE STATE OF TEXAS, OR OTHERWISE, FOR THE FULL APPLICABLE PERIODS OF ALL SUCH STATUTES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS’ FEES ARISING OUT OF ANY OF THE ABOVE) (COLLECTIVELY CONSTITUTING THE “LOSSES”), ARISING OUT OF OR DIRECTLY RELATING TO CLAIMS MADE OR BROUGHT BY OR ON BEHALF OF ANY PARTY OR PARTIES WHO ACQUIRE OR CONTRACT TO ACQUIRE ANY OWNERSHIP INTEREST IN THE PROPERTY FOLLOWING THE FILING OR RECORDING OF ANY DOCUMENT PROVIDING FOR THE CONVERSION OF THE PROPERTY TO A FORM OF CONDOMINIUM OWNERSHIP UNDER ANY STATE OR LOCAL LAW (INCLUDING, WITHOUT LIMITATION, CONDOMINIUM AND HOMEOWNER ASSOCIATIONS), AND THEIR SUCCESSORS AND ASSIGNS, IN CONNECTION WITH OR RELATED TO, THE PHYSICAL CONDITION OF THE PROPERTY PRIOR TO, AT AND SUBSEQUENT TO CLOSING, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO DEFICIENCIES IN THE DESIGN, SPECIFICATION, SURVEYING, PLANNING, SUPERVISION, OR OBSERVATION OF CONSTRUCTION OR CONSTRUCTION OF AN IMPROVEMENT TO, OR SURVEY OF, THE PROPERTY, OR ANY OTHER CONSTRUCTION DEFECTS WHATSOEVER INCLUDING, WITHOUT LIMITATION, LATENT OR PATENT DEFECTS, ANY INJURY ARISING OUT OF ANY SUCH DEFICIENCY, ALL STRUCTURAL AND SEISMIC ELEMENTS OF THE PROPERTY, ALL MECHANICAL, ELECTRICAL, PLUMBING, SEWAGE, HEATING, VENTILATING, AIR CONDITIONING AND OTHER SYSTEMS, THE EXISTENCE OF ASBESTOS, MOLD, MILDEW OR FUNGI, THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OF HAZARDOUS MATERIALS OR HAZARDOUS SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY.

11.20.2 The provisions of this Section 11.20 shall survive the Closing. Purchaser and Seller acknowledge and agree that the disclaimers, indemnifications and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price and Purchaser would not have agreed to enter into the transaction contemplated by this Agreement without such disclaimers, indemnifications and other agreements set forth above.

11.21 Miscellaneous Notices.

(a)    Chapter 50 Notice. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 50, Section 50.301, of the Texas Water Code required Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

(b)    Notices from Brokers. Purchaser should not rely upon any oral representations about the Property from any source. Brokers are not qualified to render property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations or laws. Purchaser should seek experts to render such services. Selection of inspectors and repairmen is the responsibility of Purchaser and not the Brokers.

(c)    Texas RELA Notice. The Texas Real Estate License Act requires written notice to Purchaser that Purchaser should have an attorney examine an abstract of title to the Property or, in the alternative, obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Purchaser.

(d)    Annexation Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.011 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Purchaser and Seller:

NOTICE REGARDING POSSIBLE ANNEXATION

If the Property that is the subject of this Agreement is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

11.22 Waiver of Trial by Jury. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED UNDER OR WITH RESPECT TO THIS AGREEMENT, PURCHASER AND SELLER WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

11.23 Exclusivity. Until the earlier to occur of termination of this Agreement or the Closing Date, Seller (and Seller’s agents, including Seller’s broker) shall cease to market the Property and shall refrain from solicitation of backup offers and any discussion, negotiation or any other communication concerning or related to the sale of the Property with any third party other than Buyer.

11.24 Rule 3-14 Compliance. Seller shall, within forty-five (45) days after Closing, provide to Purchaser (at Purchaser’s expense and without cost or liability to Seller, its equity holders, directors, officers, property manager, accountants or other affiliates) copies of, or shall provide Purchaser reasonable access to, such factual information in the possession or control of Seller, its property manager or accountants, as may be reasonably requested by Purchaser to facilitate Purchaser’s audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the period from January 1, 2018 through the Closing Date. The information may be in the format in which Seller has maintained such information and only need be provided after the Closing Date if it has not been previously provided to Purchaser or located at the Property. Purchaser shall be responsible for the prompt payment and reimbursement (during the post-Closing reconciliation period) of all out-of-pocket costs and expenses associated with this audit (including the out-of-pocket costs and expenses of Seller, its property manager and accountants) and the reasonable costs of all personnel required to participate in this audit. For up to forty-five (45) days after the Closing Date, Seller agrees that it shall, and shall cause its property manager and accountants to, reasonably cooperate (at no cost or liability to Seller, its equity holders, directors, officers, property manager, accountants or other affiliates) with Purchaser’s auditor including but not limited to responding to reasonable verbal requests and follow-up questions on the financial information provided to the Purchaser. Seller shall maintain its records for use under this Section 11.24 for a period of not less than ninety (90) days after the Closing Date. The provisions of this Section shall survive Closing for a period of ninety (90) days, except however that the Purchaser’s payment obligation hereunder shall survive the Closing indefinitely until payment in full has been made.

11.25 Purchase Price Allocation. Seller and Purchaser shall use commercially reasonable efforts (and shall work together in good faith) to mutually agree upon the allocation (between the value of the real property and the personal property) of the Purchase Price on or before Closing; provided that if the parties are unable to agree upon such allocation prior to Closing, then the parties shall continue to use commercially reasonable efforts (and work together in good faith) to agree upon such allocation after the Closing Date. For the avoidance of ambiguity, the failure of Purchaser and Seller to agree upon such allocation shall not constitute a default hereunder or effect a delay in the Closing (and the establishment of such allocation shall not be condition precedent or give rise to post-Closing liability hereunder). If and to the extent that the Seller and Purchaser are able to agree upon such allocation, they shall memorialize same in writing and thereafter shall file their tax returns (and IRS Form 8594, if applicable) on the basis of such allocation, as it may be amended, and each party shall (a) prepare and file all tax returns in a manner consistent with this allocation of the Purchase Price; and (b) not take a position that is inconsistent or otherwise contrary in any material respects to this allocation on any tax return or in any proceeding before any governmental entity. Should Seller and Purchaser fail to agree upon such allocation, Purchaser shall file its tax returns (and IRS 8594) using generally accepted accounting principles and Internal Revenue Code guidelines to allocate the Purchase Price. The terms of this Section 11.25 shall survive Closing.

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LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description
Exhibit 3.1.1	Due Diligence Materials
Exhibit 3.3	Schedule of Contracts
Exhibit 5.1.4	Existing Claims/Litigation
Exhibit 5.1.8	Schedule of Leases
Exhibit 9.2.1	Form of Special Warranty Deed
Exhibit 9.2.2	Form of Bill of Sale
Exhibit 9.2.3	Form of Assignment and Assumption of Leases
Exhibit 9.2.4	Form of Assignment and Assumption of Contracts and Intangible Property
Exhibit 9.2.6	Form of Certification of Non-Foreign Status
Exhibit 9.2.7	Form of Tenant Notice Letter

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

SELLER:	DFW 5 – WIMBLEDON OAKS, LLC,
a Delaware limited liability company

	By:	/s/ Christopher Williams
	Name:	Christopher Williams
	Title:	President of Manager of Managing Member

PURCHASER:	RESOURCE APARTMENT OP III, LP, a Delaware limited partnership

By: Resource Apartment REIT III, Inc., a Maryland corporation, its general partner

	By:	Shelle Weisbaum
	Name:	Shelle Weisbaum
	Title:	SVP

JOINDER

Funding Agent hereby agrees to perform its obligations under this Agreement and acknowledges receipt of Initial Deposit from Purchaser in the amount of Seven Hundred Thousand and No/100 Dollars ($700,000.00) on             , 2018. Funding Agent acknowledges receipt of a fully executed counterpart of this Agreement from Seller and Purchaser on             , 2018.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT 1.1.1

LEGAL DESCRIPTION

Being a 8.99 acre tract of land situated in the William Stephens Survey, Abstract Number 1429, Tarrant County, Texas and being conveyed to Wimbledon Partners, Ltd. in a deed recorded in Volume 9855, Page 1561, of the Deed Records of Tarrant County, Texas (D.R.T.C.T.) and being the remainder of Lot 1, Block 2 of Kroger/Miller Subdivision as shown by the plat recorded in Volume 388-168, Page 28, D.R.T.C.T. and being more particularly described by metes and bounds as follows:

Beginning at a found “Y” cut in the concrete at the current northwest corner of the said Lot 1, Block 2 Kroger/Miller Subdivision and being the intersection of the southerly line of Wimbledon Drive, a variable width public right of way and the east line of Mansfield Road, a 60 foot wide public right of way, said point lying on a curve to the left in the south line of said Wimbledon Drive having a radius of 635.00 feet, a central angle of 13 degrees 47 minutes 24 seconds, and a chord bearing and distance of North 82 degrees 19 minutes 02 seconds East, 152.46 feet;

Thence along the said curve with the north line of the said Lot 1, Block 2, Kroger/Miller Subdivision, an arc distance of 152.83 feet to a found 1/2 inch iron rod found for corner;

Thence North 75 degrees 33 minutes 17 seconds East, continuing along the south line of said Wimbledon Drive on a course non-tangential to the previous curve 80.44 feet to a found “Y” cut in the concrete and being the beginning of a curve to the right having a radius of 565.00 feet, a central angle of 14 degrees 37 minutes 34 seconds, and a chord bearing and distance of North 82 degrees 53 minutes 12 seconds East, 143.83 feet;

Thence along the said curve to the right with the south line of said Wimbledon Drive and the north line of the said Lot 1, Block 2, Kroger/Miller Subdivision, an arc distance of 144.23 feet to a found 1/2 inch iron rod found for corner;

Thence South 89 degrees 49 minutes 09 seconds East, continuing along the south line of said Wimbledon Drive, 305.60 feet to a set 5/8 inch iron rod for a corner at the northerly northeast corner of Lot 1, Block 2, Kroger/Miller Subdivision;

Thence South 43 degrees 54 minutes 09 seconds East, along a corner clip between the southerly right of way line of said Wimbledon Drive and the current west line of S. Cooper Street (a.k.a. F.M. 157), a variable width public right of way, 3.06 feet to a set 5/8 inch iron rod or the easterly northeast corner of said Lot 1, Block 2, Kroger/Miller Subdivision;

Thence South 02 degrees 00 minutes 51 seconds West, along the current west line of said S. Cooper Street and the current east line of said Lot 1, Block 2, Kroger/Miller Subdivision, 602.74 feet to a set 5/8 inch iron rod for the southeast said Lot 1, Block 2, Kroger/Miller Subdivision, said point also being the northeast corner of Lot 59R of the williams Stephens Addition as recorded in Cabinet A, Slide 1308, D.R.T.C.T.;

Thence North 90 degrees 00 minutes 00 seconds West, along the common line between the said Lot 1, Block 2, Kroger/Miller Subdivision and the north line of Lots 59R and 57R of the William Stephens Addition as recorded in Cabinet A, Slide 1308, D.R.T.C.T.,

649.01 feet to a set 5/8 inch iron rod for a corner on the east line of Mansfield Road, a 60 foot wide public right of way and being the southwest corner of said Lot 1, Block 2, Kroger/Miller Subdivision;

Thence North 00 degrees 58 minutes 04 seconds West, along the west line of said Lot 1, Block 2, Kroger/Miller Subdivision and the east line of Mansfield Road, 547.31 feet to the point of beginning and containing 8.99 acres or 391,604 square feet of land.

EXHIBIT 3.1.1

DUE DILIGENCE MATERIALS

Critical Items:

(1)	Monthly income statements for the Property beginning December 2017 and through date of sale;

(2)	Monthly bank statements for the property beginning December 2017 through date of sale;

(3)	Reconciliations to aforementioned bank statements;

(4)	Monthly rent rolls for December 2017 through month of sale; including the rent roll as of December 31, 2018.

(5)	Trial Balances for the years ended 2017, 2018 and last date the seller owns the Property;

(6)	Balance Sheet at 12/31/17, 12/31/18, and the last month the seller owns the Property;

(7)

Accounts payable and accounts receivable detail listing/aging report at 12/31/17, 12/31/18 and the last month the seller owns the Property, plus accrued expense schedule as of both 12/31/17 and 12/31/18;

(8)	Check registers, payables registers, and all related invoices for January 2018, February 2018, January 2019, and February 2019;

(9)	Copy of management agreement;

(10)	General Ledger for 2018 (full year) and 2019 (thru date of sale);

(11)	Copies of all insurance invoices for past 12 months;

(12)	Copies of all real estate tax bills for 2017 and 2018 as well as any assessments or tax bills for 2019;

(13)

Contact person at the property management company or Seller (e.g. CFO or Controller) with whom the auditors can discuss internal control procedures and walkthrough financial information; this person should be made available during the due diligence period.

(14)	Standard Lease form with respect to the Property;

(15)	Copies of all property utility bills for past 12 months;

(16)

On-site access to make copies of all current Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files; as well as all leases that were in effect during any time in 2018 and 2019.

Other Items:

(17)	Copies of all utility contracts if applicable;

(18)	Current resident ledger report as well as a report on the date of sale;

(19)	Current notices to vacate report;

(20)	A schedule of all tenant deposits in the form customarily utilized by Seller;

(21)	Contracts relating to the maintenance and operation of the Property;

(22)

To the extent available at the property, copies of or access to any and all site plans, as-built, boundary and topographical surveys of the Property, zoning reports, soil and compaction studies or tests for the Property, architectural drawings, plans and specifications with respect to the Property;

(23)	Insurance loss runs during the period of Seller’s ownership of the Property;

(24)	Most recent elevation certificates (if available);

(25)	To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

(26)	A list of employee units and model/office units, and employee rental and discount information;

(27)	A schedule of capital improvements completed during the period of Seller’s ownership;

(28)	List of current residents on eviction with status;

(29)	List of all personal property to be conveyed with the Property;

(30)	To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

(31)	List of current employees of the Property and payroll;

(32)

All engineering studies, environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(33)	The most recent Title and Survey in Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(34)	Annual occupancy and turnover percentages for 2016, 2017, and monthly YTD 2018; to the extent it is possible to extract this data from the property management system;

(35)	Bad debt will be shown on income statements;

(36)	Copies of current utility billing reports (RUBS) reports.

EXHIBIT 3.3

SCHEDULE OF CONTRACTS

Type of Service	Vendor	Start Date	End Date	Termination	Master Agreement (Y/N)	Assumable (Y/N)
Laundry	Coinmach	5/11/2006	5/11/2013	Month to Month; 30 days written notice	N	Y, with prior written consent
Answering Service	Anyone Home	5/1/2017	4/30/2018	30 days written notice in an event of a sale	N	N
Resident Surveys	SatisFacts	5/1/2015	4/30/2016	Written notice	Y	N
Cleaning	Mars Carpet Cleaning LLC	6/1/2016	NA	Written notice	Y	Y
Carpet Cleaning	Mars Services	6/1/2016	NA	Written notice	Y	Y
Painting	Mars Carpet Cleaning LLC	6/1/2016	NA	Written notice	Y	Y
General Maintenace	Contemporary Contractors Inc	6/1/2016	NA	Written notice	Y	Y
Cleaning	Contemporary Contractors Inc	6/1/2016	NA	Written notice	Y	Y
Painting	Contemporary Contractors Inc	6/1/2016	NA	Written notice	Y	Y
Carpet Cleaning	Contemporary Contractors Inc	6/1/2016	NA	Written notice	Y	Y
Surety Bond	Assurant	4/10/2017	NA	30 days written notice	N	N
Amenity Services	WAG	2/6/2018	2/5/2019	30 days written notice in an event of a sale	N	N
Trash	Republic Services
Electric	Green Mountain Energy Company	10/11/2016	10/10/2017	20 days written notice in the an event of a sale	N	Y, with prior written consent
Telecom	Bullseye	1/29/2018	1/29/2021	30 days notice with termination fee equal to monthly service until end of term	Y	Y
Collections	Hunter Warfield	6/1/2015	NA	30 days written notice	N	N

EXHIBIT 5.1.4

EXISTING CLAIMS/LITIGATION

None

EXHIBIT 5.1.8

SCHEDULE OF LEASES

[see attached]

EXHIBIT 9.2.1

FORM OF SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

DFW 5 – WIMBLEDON OAKS, LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by                                          (“Grantee”), whose mailing address is                                         , the receipt and sufficiency of which consideration are hereby acknowledged, and on and subject to the exceptions, encumbrances, terms and provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee that certain tract or parcel of real property situated in Tarrant County, Texas, described on Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements situated thereon and all and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in anywise appertaining thereto (including without limitation any and all easements, rights-of-way, water rights, oil, gas, mineral and timber rights, development rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid tract of land and all trees, shrubbery and plants, and rights to growing crops), and any right, title and interest of Grantor in and to adjacent streets, strips, gores, alleys and rights-of-way (such land, rights, benefits, privileges, easements, tenements, hereditaments, appurtenances, improvements and interests being hereinafter referred to collectively as the “Property”).

This conveyance is made subject and subordinate to those encumbrances and exceptions (collectively the “Permitted Exceptions”) set forth on Exhibit B attached hereto and made a part hereof for all purposes, but only to the extent that the same affect or relate to the Property as of the date hereof.

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions, unto Grantee, its successors and assigns, forever; and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise.

By acceptance of this Deed, Grantee assumes payment of all property taxes on the Property for the year 201     and subsequent years and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

IN WITNESS WHEREOF, this Deed has been executed by Grantor on the date of the acknowledgement set forth below, to be effective for all purposes as of             , 201    .

GRANTOR:	DFW 5 – WIMBLEDON OAKS, LLC
a Delaware limited liability company

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

This instrument was acknowledged before me on             , 201    , by                     , the                      of                     , a(n)                     , on behalf of such                     .

(Seal)

Notary Public, State of Texas

Printed or Typed Name of Notary

My Commission Expires:

EXHIBIT 9.2.2

FORM OF BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, DFW 5 – WIMBLEDON OAKS, LLC, a Delaware limited liability company (“Seller”), hereby conveys to                      (“Buyer”), free and clear of any and all liens, claims, and encumbrances, all of the tangible and intangible personal property (collectively the “Personal Property”) owned by Seller and located on or utilized in connection with ownership, maintenance, and operation of the certain improved real property located at 1802 Wimbledon Oaks Lane, Arlington, Texas 76017 commonly known as the Wimbledon Oaks Apartments (the “Property”), to have and to hold unto the Buyer and its successors and assigns forever. Seller warrants and covenants to Buyer that Seller owns good and marketable title to the Personal Property and that it will defend title to the Personal Property conveyed hereby against the claims of any and all parties claiming by or through the Seller, but not otherwise.

A.    The Personal Property conveyed hereby includes, but is not limited to the following:

1.

The tangible personal property located on and utilized in connection with the ownership maintenance, and operation of the Property, including, without limitation, the property described on Exhibit A attached hereto and incorporated herein by reference, excluding any items of personal property owned by tenants at or on the Property and further excluding any items of personal property owned by third parties (such as the management company) or leased to Seller.

2.

To the extent assignable, all warranties and guaranties to the extent assignable, whether or not written, for all or any portion of the Property, including without limitation, all improvements thereon and the tangible Personal Property, including without limitation, construction warranties from contractors and subcontractors.

3.

To the extent assignable, all patents, licenses, trademarks, service marks, and names used in connection with the operation of the Property, and all symbols, emblems, and logos used in connection with the ownership or operation of the Property, whether in black and white or in color, and irrespective of size and all of Seller’s right, title, and interest in and to all goodwill associated therewith, including without limitation the name “Wimbledon Oaks Apartments”.

4.	To the extent assignable, all intangible property relating to or used in connection with the ownership and use of the Property, including without limitation the right to telephone numbers; and

5.

To the extent assignable, all governmental permits and approvals relating to the construction, operation, use, and/or occupancy of the Property, including without limitation pool permits and elevator permits.

B.    This conveyance is made concurrently with and as an incident to the conveyance of the Property by Seller to Buyer, and is effective for all purposes as of the date of such conveyance.

C.    This Agreement shall be governed by the laws of the State of Texas.

D.    The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Assignment.

E.    The conveyance of Personal Property is made “as is, where is” without any representation or warranty as to the physical condition or value of the Personal Property, or its suitability for Buyer’s intended use, or any other matter with respect thereto.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, this Assignment is executed as of this      day of             , 2018.

Seller:

                                         ,

a Delaware limited liability company

By:	EXHIBIT – DO NOT SIGN
Name:
Its:

Exhibit A – Legal Description

EXHIBIT 9.2.3

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) dated as of             , 2018, is between DFW 5 – WIMBLEDON OAKS, LLC, a Delaware limited liability company (“Assignor”), and                      (“Assignee”).

A.

Assignor is the lessor under certain leases, occupancy agreements, licenses and other agreements for use, possession or occupancy, together with any refundable security, pet and other similar deposits of tenants thereunder, and any guarantees thereof, with respect to that certain real property and improvements thereon with respect to Wimbledon Oaks Apartments located in the City of Arlington, County of Tarrant, State of Texas, and more particularly described in Exhibit A attached hereto (the “Property”), which leases are described in Schedule 1 attached hereto (the “Leases”).

B.

Assignor and Assignee have entered into a Purchase and Sale Agreement dated as of                     , 2018 (the “Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

C.	Assignor desires to assign its interest as Lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

As of the date on which the Property is conveyed to Assignee pursuant to the Agreement (the “Conveyance Date”), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Leases.

As of the Conveyance Date, Assignee hereby assumes all of Assignor’s obligations under the Leases and agrees to indemnify and defend Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Conveyance Date and arising out of the landlord’s obligations under the Leases. Assignor shall indemnify and defend Assignee against and hold Assignee harmless from any and all claims originating prior to the Conveyance Date.

In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

Assignor represents and warrants that Assignor has unencumbered title to and full right to assign the Assigned Interests.

This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

The obligations of Assignor are intended to be binding only on the property of the Assignor and shall not be personally binding upon, nor shall any claim or action be asserted or filed against, nor any resort be had to, the private property of any of its trustees, officers, directors or shareholders, its investment manager, the partners, officers, directors or shareholders thereof, or any employees or agents of the Assignor or the investment manager. The obligations of Assignor are subject to the limitations on liability contained in Section 10.5 of the Agreement.

This Assignment shall be governed by the laws of the State of Texas.

Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Exhibit A – Property Description

Schedule 1 – List of Leases (Rent Roll)

EXHIBIT 9.2.4

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS

AND INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND INTANGIBLE PROPERTY (this “Assignment”) dated as of              , 2018, is between DFW 5 – WIMBLEDON OAKS, LLC, a Delaware limited liability company (“Assignor”), and                      (“Assignee”).

Assignor owns certain real property and certain improvements thereon commonly known as Wimbledon Oaks Apartments located in the City of Arlington, County of Tarrant, State of Texas, and more particularly described in attached Exhibit A (the “Property”).

Assignor has entered into certain contracts which affect the Property, which contracts are described on Exhibit B attached hereto (the “Contracts”).

Assignor and Assignee have entered into a Purchase and Sale Agreement dated as of              , 2018 (the “Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

Assignor desires to assign to Assignee its interest in the Contracts and in certain warranties, guaranties, and intangible personal property with respect to the Property and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

As of the date on which the Property is conveyed to Assignee pursuant to the Agreement (the “Conveyance Date”), Assignor hereby assigns without recourse or warranty of enforceability all of its right, title and interest in and to the following:

(a)	all of the Contracts listed on Exhibit B; and

(b)

(i) all assignable land use, development and zoning entitlements, permits, approvals and licenses from any governmental authority or other person; (ii) all assignable guaranties and warranties from or against designers, vendors, suppliers or contractors of the improvements, fixtures, or other personal property, (iii) the name “Wimbledon Oaks”, but only as it relates solely to the Property and not any other property, and (iv) all assignable telephone numbers, web addresses, domain names and URLs as well as all social media accounts and logo, photo, video and e-brochures files with respect to the Property, tenant lease files, leasing and property, management and maintenance records (whether paper or electronic), and all accounting records and financial reports, other than the Reserved Seller Assets (as defined in the Agreement) (collectively, the “Intangible Property”).

Concurrently with the conveyance of Assignor’s interest in the Property to Assignee, Assignee hereby assumes all of Assignor’s obligations under the Contracts and agrees to indemnify and defend Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Conveyance Date and arising out of Assignee’s obligations under the Contracts. Assignor shall indemnify and defend Assignee against and hold Assignee harmless from any and all Claims originating prior to the Conveyance Date and arising out of Assignor’s obligations under the Contracts.

Assignor represents and warrants that Assignor has unencumbered title to and full right to assign the Contracts and Intangible Property.

In the event of any dispute between Assignor and Assignee arising out of the obligations of Assignor under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

The obligations of Assignor are subject to the limitations on liability contained in Section 10.5 of the Agreement.

This Assignment shall be governed by the laws of the State of Texas.

Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:	,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:	,
a limited liability company

By:
Name:
Title:

Exhibit A – Real Property Description

Exhibit B – List of Assumed Contracts

EXHIBIT 9.2.6

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

FORM OF CERTIFICATE OF TRANSFEROR OTHER THAN AN INDIVIDUAL

(FIRPTA AFFIDAVIT)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by DFW 5 – WIMBLEDON OAKS, LLC, a Delaware limited liability company(“Transferor”), the undersigned hereby certifies the following on behalf of Seller:

Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

Transferor’s U.S. employer identification number is:                     ; and

Transferor’s office address is                     .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[signature appears on the following page]

Dated: , 2018	,
a Delaware limited liability company

By:

NOTICE TO TRANSFEREE (BUYER): You are required by law to retain this Certificate until the end of the fifth tax year following the tax year in which the transfer takes place and make the Certificate available to the Internal Revenue Service if requested to do so during that period.

STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

This instrument was acknowledged before me on             , 201    , by                     , the                      of                     , a(n)                     , on behalf of such                     .

(Seal)

Notary Public, State of Texas

Printed or Typed Name of Notary

My Commission Expires:

EXHIBIT 9.2.7

FORM OF TENANT NOTICE LETTER

            , 2018

To:	Tenant Occupying Space at Wimbledon Oaks, Apartments, Arlington, Texas (the “Premises”).

RE:	Assignment of Lease between , a Delaware limited liability company (“Lessor”), and Tenant for the Premises.

This is to notify you that the Premises have been acquired by, and the Lessor’s interest in the Leases has been assigned to, [                    ] (“Purchaser”). Purchaser has received your security deposit in the amount of $        , as shown on the attached Addendum.

You are further notified that all rental payments under your Leases shall be paid to [                    ] (“Property Manager”), at the Leasing Office or a drop box will be provided at the Leasing Office.

Any other correspondence may be mailed to:

PROPERTY MANAGER
ADDRESS
CITY, STATE ZIP
TELEPHONE:
FACSIMILE:

in accordance with the terms of your Lease unless you are otherwise notified in writing by Purchaser.

If you have any questions, please contact Property Manager at the address set forth above.

Very truly yours,

,
a Delaware limited liability company

By:

ADDENDUM TO TENANT NOTICE LETTER

Tenant:

Unit No.:

Original Security Deposit Amount: $

Amount of Security Deposit Previously Applied: $

Existing Security Deposit Amount Being Transferred: $